DERIVED INFORMATION [2/3/06]

$182,700,000

Classes M-1 through M-6

Mezzanine Bonds Offered

(Approximate)

[$1,389,500,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

HEAT 2006-3
$1,375,500,000
60% Severity / 6 Month Lag
Class	Moody's	S&P	Fitch	Px Talk	Class Size	% of Cap	Libor Fwd CDR	Libor Fwd Cum Losses	Libor Fwd +200 CDR	Libor Fwd +200 Cum Losses	Initial Subordination	Circled	Allocation	Final Px
M1	Aa1	AA+	AA+	30	48.3		16.3	20.2	16.6	20.4	15.70%
M2	Aa2	AA+	AA+	39	43.4		13.5	17.4	13.6	17.5	12.60%
M3	Aa3	AA	AA	41	25.9		11.9	15.8	12.0	15.9	10.75%
M4	A1	AA	AA-	44	22.4		10.5	14.2	10.7	14.5	9.15%
M5	A2	AA-	A+	55	22.4		9.2	12.8	9.4	13.0	7.55%
M6	A3	A+	A	58	20.3		8.1	11.5	8.2	11.6	6.10%

****Triggers Failing / To Maturity											Fully Funded OC			Px Date
											TRUE
Expected Settlement		3/30/2006
Legal Final		7/25/2036

Issuer	HEAT 2006-3

Originators				Geographic Distribution
1st	First NLC			1st	California	23.8%
2nd	Meritage			2nd	Florida	10.6%
3rd	Wilmington			3rd	Maryland	5.1%
4th	Accredited			4th	Illinois	4.7%
5th	MILA			5th	Arizona	4.3%
Servicer
1st	SPS	55.0%
2nd	Wells	45.0%
3rd	N/A	0.0%

% ARMS		83.2%		% Purchase		37.2%
% IO's		22.2%		% Cash Out		57.0%
% 1st Lien		96.0%		% Refi		5.8%
% 2nd Lien		4.0%		% Owner Occ		96.6%
% Full Doc		74.3%
% Stated Doc		16.4%
% Limited Doc		9.4%

WA Rate		7.71%		OC		0.75% fully funded
WA Margin		5.74%		% MI
WA FICO		637
WA CLTV
WA Loan Size		$ 165,586